Exhibit 99.1

Modine Manufacturing Company
Consolidated statements of earnings for the periods ended
June 26, 2003 and 2002 (unaudited)
				(In thousands, except per-share amounts)
			Three months
			ended June 26
		2003		2002
Net sales		$288,898		$272,293
Cost of sales		214,735		203,740
	Gross profit	74,163		68,553
Selling, general, & administrative expenses		59,009		52,979
Restructuring charges		-		(309)
	Income from operations	15,154		15,883
Interest (expense)		(1,434)		(1,665)
Other income - net		3,462		1,744
	Earnings before income taxes and
	cumulative effect of accounting change	17,182		15,962
Provision for income taxes		5,896		5,577
	Earnings before cumulative effect of
	accounting change	11,286		10,385
Cumulative effect of change in accounting for:
	Goodwill impairment (net of $1,136
	income tax benefit)	-		(21,692)
	Net earnings/(loss)	$ 11,286		$(11,307)

Net earnings as a percent of net sales		3.9%		(4.2)%
Net earnings per share of common stock - basic:
	Before cumulative effect of accounting change	$0.33		$0.31
	Cumulative effect of accounting change	-		(0.65)
Net earnings/(loss) - basic		$0.33		$(0.34)
Net earnings per share of common stock - diluted:
	Before cumulative effect of accounting change	$0.33		$0.31
	Cumulative effect of accounting change	-		(0.64)
Net earnings/(loss) - diluted		$0.33		$(0.33)
Weighted average shares outstanding:
	Basic	33,846		33,583
	Assuming dilution	33,904		33,842
Net cash provided by operating activities		$13,733		$28,790
Dividends paid per share		$0.1375		$0.125

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended June 26, 2003 and 2002, respectively, were $29,843 and $(7,004) for 3 months.
Consolidated condensed balance sheets (unaudited)
				(In thousands)
		June 26, 2003		March 31, 2003
Assets
Cash and cash equivalents		$ 70,169		$ 77,243
Trade receivables - net		177,104		161,319
Inventories		137,012		130,812
Other current assets		48,843		47,992
	Total current assets	433,128		417,366
Property, plant, and equipment - net		376,486		361,605
Other noncurrent assets		136,385		131,847
	Total assets	$945,999		$910,818
Liabilities
Debt due within one year		$ 11,127		$ 12,692
Accounts payable		87,138		93,506
Other current liabilities		98,200		87,065
	Total current liabilities	196,465		193,263
Long-term debt		102,199		98,556
Deferred income taxes		38,243		37,370
Other noncurrent liabilities		51,772		51,242
	Total liabilities	388,679		380,431
Shareholders' equity		557,320		530,387
	Total liabilities & shareholders' equity	$945,999		$910,818